Ideal Power Inc. Announces 2013 Results

Company believes it is well positioned for rapid growth in commercial and industrial grid storage and other markets

AUSTIN, Texas – March 6, 2014 – Ideal Power Inc. (NASDAQ: IPWR) (“Ideal Power” or “the Company”), a developer of a disruptive technology in the power conversion market, today announced results for the year ended December 31, 2013.

Fiscal 2013 Highlights

•	15 patents were issued by the US Patent and Trademark Office. Included were 11 additional patents for its proprietary Power Packet Switching Architecture(TM) (PPSA) power converter platform technology which targets several rapidly growing markets
•	Green Charge Networks, Eos Energy Storage, and Powin Energy selected Ideal Power’s battery converters for their energy storage systems
•	NRG Energy (NYSE: NRG) selected Ideal Power’s battery converters for its Technology Demonstration Program in California for electric vehicle (EV) fast-charging infrastructure
•	Raised $17.25 million of gross proceeds through an initial public offering of the Company’s common stock

“We made progress on several fronts in 2013. We successfully completed our IPO, securing the necessary capital to further advance our technology and to continue to build and strengthen our intellectual property portfolio. We validated our proprietary PPSA(TM) technology with several wins from key customers, which we believe will lay the groundwork for more significant future opportunities.” stated Dan Brdar, Chairman and CEO of Ideal Power. “We see tremendous opportunities that we believe will allow us to establish ourselves as a technology leader in commercial grid storage and EV fast charging – two nascent but growing market segments that we believe represent significant opportunities.”

Financial Results

•	Total revenues for 2013 were $1.9 million.
•	Revenues in 2013 came from ARPA-E and SBIR grants as well as customers purchasing small quantities of our battery converters as they progress in their design, testing and roll out of their systems. Approximately 90% of the costs of certain of our research and development efforts are covered under our ARPA-E grant.
•	Total cash usage for 2013, excluding net cash provided by financing activities, was $3.5 million and consisted of approximately $3.2 million in operating cash outflows and approximately $0.2 million of capital expenses for patents and fixed assets.
•	Interest expense, a non-cash expense for the Company, totaled $5.5 million in 2013 as a result of the amortization of the fair value of warrants and beneficial conversion features from pre-IPO promissory notes as well as the accrual of interest on promissory notes prior to conversion. All the Company’s convertible notes were converted to common shares immediately following the completion of our initial public offering.
•	Net loss for the year was $9.6 million which included a $4.1 million operating loss and $5.5 million in non-cash interest expense.
•	Cash and cash equivalents were $14.1 million at December 31, 2013 with no debt outstanding.

Outlook

Ideal Power’s PPSA technology enables significant improvements in conventional power converters for grid storage and other applications. The Company’s 30kW battery converter improves the efficiency, reliability and installed cost of energy storage systems. Recent independent studies conducted by Sandia Labs and the Bonneville Power Administration indicate that Ideal Power’s product reduces energy storage system losses by 1/3 in typical usage, improving the return on investment of these systems.

Ideal Power currently is shipping two commercial products, a photovoltaic (PV) inverter and a battery converter, both of which use a common two-port hardware design. The Company has begun receiving initial commercial orders from system integrators of commercial Energy Storage Systems (ESS) and anticipates making customer announcements over the coming months. Initially, the Company’s battery converter product will be installed into commercial ESS located in California and New York City. The Company estimates that in these geographic markets commercial building owners can achieve a payback of approximately three to five years by installing an ESS when used to reduce demand charges from electric utilities.

Greentech Media forecasts that 720MW of commercial-scale grid storage will be installed in the United States by 2020, which is estimated to be a $2 billion market. The Company believes that its technology will ideally position it to address this opportunity.

In development is a three-port design which will be the foundation for both a hybrid and micro-grid converter, which the Company believes will open up significant new market opportunities for Ideal Power. This includes the ability to combine PV inverter and battery storage functions into a single unit, and separately supporting off-grid and emergency backup power systems. In addition, the Company is working closely with the Department of Energy (ARPA-E), on a bi-directional power switch optimized for PPSA with the goal of significantly improving critical metrics in power density, efficiency losses and costs. This work is under a previously announced $2.5 million ARPA-E award which commenced in February 2012. If successful, this innovation would enable the Company to enter large, established markets such as PV power conversion, with an extremely innovative and cost effective product.

Conference Call Details

CEO Dan Brdar and CFO Tim Burns will host a conference call with investors at 4:00 pm ET on March 6, 2014. To access the call, please use the following information:

Date:

Thursday, March 6, 2014

Time:

4:00 pm ET

US dial-in:

1-877-941-1428

International:

1-480-629-9665

Passcode:

4671858

Webcast:

http://public.viavid.com/index.php?id=108124

A replay of the call will be available from 7:00 pm ET on March 6, 2014 until 11:59 pm ET on March 8, 2014. To listen, dial 1-877-870-5176 within the United States or 1-858-384-5517 if calling internationally. Please use the replay pin number 4671858.

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture(TM) (PPSA).  PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including solar photovoltaic generation, electrified vehicle charging, and commercial and industrial grid storage.  Ideal Power also has a licensing-based, capital-efficient business model that can enable it to address these markets simultaneously. Ideal Power has won multiple grants for its PPSA technology, including a $2.5 million grant from the Department of Energy’s Advanced Research Projects Agency – Energy program, and market-leading customers are incorporating PPSA as a key component of their systems.  For more information on Ideal Power, visit www.IdealPower.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements.  Such risks, uncertainties, and other factors include, but are not limited to, whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, whether demand for our products, which we believe are disruptive, will develop and whether we can compete successfully with other manufacturers and suppliers of energy conversion products, both now and in the future, as new products are developed and marketed.  Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise.  Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results.  We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

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Ideal Power Media Contact:

Mercom Communications

Wendy Prabhu

1.512.215.4452

idealpower@mercomcapital.com

www.mercomcapital.com

Investor Relations Contact:

MZ North America

Matt Hayden

1.949.259.4986

matt.hayden@mzgroup.us

www.mzgroup.us

— FINANCIAL TABLES —

IDEAL POWER INC.

BALANCE SHEETS

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$14,137,097	$1,972,301
Accounts receivable, net	252,406	485,674
Inventories, net	519,657	217,867
Prepayments and other current assets	231,495	28,468
Total current assets	15,140,655	2,704,310
Property and equipment, net	85,718	27,903
Patents, net	608,913	474,790
Total assets	$15,835,286	$3,207,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt, net of debt discount of $3,828,711 at December 31, 2012	$-	$1,313,146
Accounts payable	539,145	684,558
Accrued expenses	461,193	178,003
Total current liabilities	1,000,338	2,175,707

Long-term debt	-	1,132,690

Stockholders’ equity (deficit):
Common stock, $0.001 par value; 50,000,000 shares authorized;
6,931,968 and 1,480,262 shares issued and outstanding at December 31, 2013 and 2012, respectively	6,932	1,480
Common stock to be issued	151,665	-
Additional paid-in capital	31,431,220	7,100,297
Treasury stock	(2,657)	(2,657)
Accumulated deficit	(16,752,212)	(7,200,514)
Total stockholders’ equity (deficit)	14,834,948	(101,394)
Total liabilities and stockholders’ equity (deficit)	$15,835,286	$3,207,003

IDEAL POWER INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31	December 31
	2013	2012
Revenues:
Products and services	$417,468	$319,550
Royalties	100,000	100,000
Grants	1,374,956	707,357
Total revenue	1,892,424	1,126,907

Cost of revenues:
Products and services	716,175	413,910
Grant research and development costs	1,430,798	709,954
Total cost of revenue	2,146,973	1,123,864

Gross profit	(254,549)	3,043

Operating expenses:
General and administrative	2,139,036	1,769,857
Research and development	1,212,298	1,050,157
Sales and marketing	457,292	221,336
Total operating expenses	3,808,626	3,041,350

Loss from operations	(4,063,175)	(3,038,307)

Interest expense, net	5,488,523	1,608,912

Net loss	$(9,551,698)	$(4,647,219)

Net loss per share – basic and fully diluted	$(4.90)	$(3.17)

Weighted average number of shares outstanding – basic and fully diluted	1,950,171	1,465,755

IDEAL POWER INC.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31	December 31
	2013	2012
Cash flows from operating activities:
Net loss	$(9,551,698)	$(4,647,219)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29,711	52,139
Write-down of inventory	23,651	-
Stock-based compensation	458,983	64,596
Common stock to be issued for services	151,665	78,994
Fair value of warrants issued for services	37,145	670,947
Amortization of debt discount	5,318,257	1,472,904
Issuance of note payable in connection with services	213,293	86,707
Accrued interest on promissory note	72,406	80,000
Decrease (increase) in operating assets:
Accounts receivable	233,268	(382,314)
Inventories	(325,441)	(87,849)
Prepaid expenses	(203,027)	(27,468)
Increase (decrease) in operating liabilities:
Accounts payable	(145,413)	435,892
Accrued expenses	446,408	(48,818)
Net cash used in operating activities	(3,240,792)	(2,251,489)

Cash flows from investing activities:
Purchase of property and equipment	(78,941)	(5,961)
Acquisition of patents	(142,708)	(323,074)
Certificate of deposit	-	20,000
Net cash used in investing activities	(221,649)	(309,035)

Cash flows from financing activities:
Borrowings on notes payable, net of debt raising costs	611,256	4,400,150
Net proceeds from issuance of common stock	15,015,985	52,000
Cashless exercise of warrants	(4)	-
Repayment of line of credit	-	(20,000)
Net cash provided by financing activities	15,627,237	4,432,150

Net decrease in cash and cash equivalents	12,164,796	1,871,626
Cash and cash equivalents at beginning of period	1,972,301	100,675
Cash and cash equivalents at end of the period	$14,137,097	$1,972,301